SUPPLIER RECEIVABLES PURCHASE AGREEMENT

Supplier Receivables Purchase Agreement

Supplier Receivables Purchase Agreement dated as February 22, 2017(as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) between PAREXEL International, LLC, a limited liability company, organized under the laws of the state of Delaware, United States (“Supplier”), and Bank of America, N.A. (“Bank”).
Supplemental terms and conditions for particular jurisdictions and for particular governing laws are set forth in Annex 1 or 2 hereto, respectively, and such terms and conditions are incorporated herein by reference. Terms with initial capitalization used herein and not otherwise defined herein have the meanings given to them in Section 20.
On the terms and subject to the conditions of this Agreement, Bank may, in its sole discretion, from time to time, at the request of Supplier, purchase receivables denominated in a currency acceptable to Bank originated by Supplier and due from Pfizer Inc or any of its direct or indirect subsidiaries or affiliates (each, a “Buyer”) (each, a “Receivable” and, collectively, “Receivables”). Each Receivable represents or will evidence (as the case may be) the payment obligations of a Buyer to Supplier in respect of the sale of goods and/or the rendering of services (the “Sale of Goods”) that Supplier will have made to such Buyer.
If a Buyer and Supplier have each entered into agreements (the “ETS System Documents”) with respect to the use of the Bank’s electronic platform (the “ETS System”), pursuant to which such Buyer will submit information regarding Invoices that such Buyer has received from Supplier and has approved for payment (such Invoices, as to which information has been submitted by such Buyer to the ETS System, “Posted Invoices”), Supplier may access the ETS System pursuant to its rights under the ETS System Documents and may, in its sole discretion, irrevocably offer any Receivable representing or evidencing such Posted Invoice for purchase at a discount by Bank pursuant to this Agreement. If Supplier has not signed the ETS System Documents, offers and acceptances will be transmitted by secure email or in writing. Upon execution of the ETS System Documents and where the ETS System will be used, the Posted Invoices shall be in electronic form. Where the ETS System is not in use, the Invoices shall be in a physical form agreed upon by Bank and Supplier (the “Manual Invoices”).
1.Purchase Procedures.

(a)
Automatic Discount Option Offer to Sell. The Automatic Discount Option is available only if Supplier has signed up for and is using the ETS System for the purchase at a discount of Receivables by Bank. If Supplier selects the Automatic Discount Option pursuant to Supplier’s initial election as evidenced by a notification in the form of Exhibit A hereto (or thereafter as Bank and Supplier may agree in writing), subject to the terms and conditions in this Agreement, Bank will from time to time notify Supplier through the ETS System of the Posted Receivables and those Posted Receivables that Bank, in its sole discretion, will purchase from Supplier. Upon receipt of such notice from Bank as to those Posted Receivables that Bank will purchase from Supplier, Supplier shall be deemed to have automatically issued a request and offered to sell to Bank all of Supplier’s rights in and to the Posted Receivables identified in such notice.

(b)
Selective Discount Option Offer to Sell. If Supplier selects the Selective Discount Option pursuant to Supplier’s initial election as evidenced by a notification in the form of Exhibit A (or thereafter as Bank and Supplier may agree in writing), Supplier may, from time to time at Supplier’s option, request Bank to purchase one or more Receivables by making an irrevocable offer to sell such Receivables to Bank through (i) the ETS System, if Supplier has signed the ETS System Documents, or (ii) secure email or in writing, if Supplier has not signed the ETS System Documents. Bank, in its sole discretion, may agree, at the time of any such request from Supplier, to purchase a Receivable.

(c)
Receivables Purchase Request. Each request issued or deemed to be issued by Supplier to Bank under Sections 1(a) and 1(b) of this Agreement (each such request, a “Receivables Purchase Request”) shall be in the form required pursuant to the ETS System or in a form agreed to by Bank and Supplier where the ETS System is not used and shall be irrevocable once made. Bank, in its sole discretion, may agree to purchase one or more Receivables described in a Receivables Purchase Request (each such Receivable, a “Proposed Receivable”, and each such purchase, a “Purchase”). Supplier shall have no obligation to offer Receivables to Bank to purchase, and Bank shall have no obligation to purchase any Receivable offered by Supplier.

(d)
Initial Election. Supplier may change its initial election to automatically offer to sell or selectively offer to sell Receivables with 30 calendar days’ prior written notice to, and acknowledgement by, Bank as evidenced by a notification in the form of Exhibit A hereto.

(e)
Purchase Date and Purchase Price. If Bank elects to Purchase one or more Proposed Receivables, Bank shall notify Supplier thereof through either (i) secure email, or (ii) electronic transmission using the ETS System, which notice shall set forth:

(i)
the proposed purchase date thereof (the “Purchase Date”), which shall be 2 Business Days following the Business Day on which Bank accepts the offer to Purchase such Receivable; provided that Bank may, in its sole discretion, complete the Purchase of such Proposed Receivables on the Business Day or on the Business Day following the Business Day on which Bank accepts the offer to Purchase such Proposed Receivables, in which case the “Purchase Date” shall be the date of completion of such Purchase; and

(ii)
the purchase price for each such Proposed Receivable purchased, calculated as of the Purchase Date, which Purchase Price shall be equal to (1) the face amount of such Proposed Receivable (which face amount shall be as set forth on the ETS System or, if the ETS System is not used, as determined by Bank and notified to Supplier, in each case after application of any Credit Memos and/or Reserves, if applicable), discounted at the annual rate of LIBOR, as determined by Bank, plus a spread (as set forth on the ETS System or as agreed by Supplier and Bank) for the period from the proposed Purchase Date of such Proposed Receivable to but excluding the Maturity Date of such Proposed Receivable, less (2) the Bank’s charges and expenses set out in Schedule 2 hereto (the “Purchase Price”), which rate, spread and Purchase Price, absent manifest error, shall be final, conclusive and binding on Supplier.

To the extent a Buyer pays to Bank all or part of the Reserves at the Maturity Date, Bank shall remit such amount to Supplier. Supplier agrees that the determination of the amount and application of the Credit Memos and/or Reserves to any Invoice by any Buyer and/or Bank shall be final and conclusive.

(f)
Purchase of Receivables, Etc. Bank’s notification to Supplier through the ETS System or secure email or in writing of the Purchase Date and Purchase Price in accordance with Section 1(e) shall constitute Bank’s acceptance of Supplier’s irrevocable offer to sell the applicable Proposed Receivables. On each Purchase Date, the Purchase Price for each Proposed Receivable being purchased on such Purchase Date shall be credited by Bank to the Supplier Account. The notification to Supplier through the Bank’s System or otherwise may include Reserves established in Bank’s sole discretion. Upon the crediting of the Purchase Price for such Proposed Receivable to the Supplier Account, the Purchase shall be completed, such Proposed Receivable shall be a Purchased Receivable and all of Supplier’s right, title and interest in such Proposed Receivable shall be sold, assigned and transferred to Bank, without any further action or documentation being required on the part of Supplier or Bank. Each Purchase shall be without recourse to Supplier (except as specifically set forth in Section 4 hereof).

(g)
All Associated Obligations Included in Purchase of Receivables. The Purchase of any Purchased Receivable shall include all obligations to pay associated with such Sale of Goods, including the right to receive all taxes, shipping, interest, penalties, and other charges attributable to such Purchased Receivable, in each case free of any Adverse Claim, and also includes all proceeds thereof.

(h)
Notice of Assignment. Supplier and Bank acknowledge and agree that Bank may provide to a Buyer a Notice of Assignment for each Purchased Receivable from Supplier promptly after Bank’s purchase of such Purchased Receivable.

(i)
No Rate Responsibility. Bank does not warrant or accept responsibility, nor shall Bank have any liability, with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto.

(j)
Authorization to Bank. Supplier hereby irrevocably authorizes Bank to, in Supplier’s name, on Supplier’s behalf and at any time, perform such acts and execute such documents as Bank may in its sole discretion deem necessary to facilitate the exercise, enforcement or perfection of any of Bank's rights under this Agreement and/or in relation to any Purchased Receivables, including, without limitation, to prepare and file from time to time (including prior to the Purchase of any Receivables hereunder) one or more UCC financing statements and continuation statements and amendments thereto or other related instruments (and any other documents and filings having a similar purpose) covering the applicable Purchased Receivables as Bank may determine is necessary or advisable to perfect and maintain Bank’s interest in such Purchased Receivables.

(k)
True Sale. It is the intention of Supplier and Bank that each Purchase of a Receivable shall constitute and be treated as a true sale of such Receivable by Supplier to Bank, is absolute and irrevocable and provides Bank with the full benefits of ownership of such Receivable, and neither Supplier nor Bank intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Bank to Supplier secured by a security interest in any Receivable.

(l)
Purchase Price Acknowledgement. Bank acknowledges and agrees that cash received by the Supplier arising from a Purchase Price payment is not a part of proceeds of a Proposed Receivable that has been Purchased pursuant to this Agreement, and is not subject to any lien in favor of the Bank.

2.
Conditions Precedent to Each Purchase of Proposed Receivables. Without limiting Bank’s discretion, Bank’s agreement to purchase each Proposed Receivable shall be subject to the satisfaction of the following conditions precedent as of the proposed Purchase Date of such Proposed Receivable:

(a)	Evidence that the execution, delivery and performance by Supplier of this Agreement and any instrument or agreement required under this Agreement have been duly authorized;

(b)	On or prior to the proposed Purchase Date for such Proposed Receivables, Supplier shall have delivered to Bank a Receivables Purchase Request through the procedures set forth in this Agreement;

(c)	The representations and warranties of Supplier set forth herein being true and correct;

(d)	Supplier is, and at all times since the date hereof has been, in full compliance with all of its covenants and obligations set forth herein;

(e)
no opinion, certificate or other document delivered pursuant to this Agreement shall have been withdrawn or made subject to any condition or limitation on or prior to the Purchase Date of such Proposed Receivables; and

(f)	(if applicable) evidence of payment of all taxes and duties (including stamp duty) by Supplier in respect of this Agreement and/or such Proposed Receivables.

3.
Proceeds of Purchase. On the relevant Purchase Date, the Purchase Price of each Purchase Receivable shall be credited to Supplier’s account set out in the standing settlement instructions given by Supplier to Bank in the form of Exhibit A hereto or set out in such other document acceptable to Bank.

4.	Repurchase Events; Indemnification; Etc.

(a)
Repurchase Events. Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable, or the failure of any condition to the purchase of a Receivable, Bank may, upon notice, require Supplier to promptly, and in any event within one Business Day of receipt of such notice, in the manner and otherwise as hereinafter set forth, repurchase such Purchased Receivable. The price to be paid by Supplier to repurchase any Purchased Receivable shall be the Repurchase Price for such Purchased Receivable and shall be paid to Bank in immediately available funds, without offset, defense or counterclaim of any kind, nature or description. If Bank has exercised its option to require that Supplier repurchase a Purchased Receivable, then upon Bank’s receipt from Supplier of the Repurchase Price for such Purchased Receivable, such Purchased Receivable shall be deemed to be sold by Bank back to Supplier without further action or payment, and without recourse, representation or warranty by Bank other than that such Purchased Receivable is free and clear of all liens, claims, encumbrances or adverse claims originating from Bank. If, after receipt of the Repurchase Price for any Purchased Receivable, Bank is required to surrender or return such payment to any Person for any reason, then the obligations intended to be satisfied by such payment shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment had not been received by Bank.

(b)
General Indemnification. Supplier agrees to indemnify and hold harmless Bank, its affiliates and its and its affiliates’ respective employees, officers, directors, agents, representatives, successors and assigns (each, an “Indemnified Party”) from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses, and expenses of legal proceedings, litigation or other dispute resolution) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from any of the following: (i) any breach by Supplier of any of its representations, warranties, covenants or obligations in this Agreement; (ii) this Agreement; (iii) any Repurchase Event; or (iv) the Bank’s enforcement of any of its rights and remedies under this Agreement or the defense or protection of the Bank’s rights hereunder; provided, however, that in all events there shall be excluded from the foregoing indemnification (x) any claims, losses, damages, liabilities or expenses to the extent directly caused by the gross negligence or willful misconduct of such Indemnified Party or (y) recourse (except as otherwise expressly provided in this Agreement in respect of Repurchase Events) for uncollectible amounts under any Purchased Receivable.

(c)
Tax Indemnification. Supplier shall pay, and indemnify and hold Bank harmless from and against, any taxes that may at any time be asserted in respect of the purchase of any Receivable hereunder or the payment of the Repurchase Price, any Indemnified Amounts or any other amount due under this Agreement, and shall indemnify and hold Bank harmless from and against any taxes that may at any time be asserted in respect of any payment under any Purchased Receivable (including, without limitation, any sales, goods and services, value added, occupational, excise, gross receipts, personal property, privilege or license taxes, stamp duties, or withholdings, but not including taxes imposed upon Bank with respect to its overall net income), and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by Supplier hereunder or otherwise.

(d)
Currency Indemnity. If Bank receives an amount in respect of any obligation of Supplier under this Agreement or if any obligation hereunder is converted into a claim, proof, judgment or order, in each case in a currency other than the currency in which the amount is expressed to be payable under this Agreement (the “Contractual Currency”):

(i)	Supplier shall indemnify Bank as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)
if the amount received by Bank, when converted into the Contractual Currency at a market rate in the usual course of its business, is less than the amount owed in the Contractual Currency, then Supplier shall forthwith on demand pay to Bank an amount in the Contractual Currency equal to the deficit;

(iii)
if the amount received by Bank, when converted into the Contractual Currency at a market rate in the usual course of its business, is greater than the amount owed in the Contractual Currency, then Bank shall forthwith pay to Supplier an amount in the Contractual Currency equal to the surplus; and

(iv)	Supplier shall pay to Bank forthwith on demand any reasonable published exchange costs and taxes payable in connection with any such conversion set out in clause (ii) or (iii) of this Section 4(d).

(e)
Set-off. In addition to other rights and remedies of Bank provided by law, Bank and any affiliate thereof is authorized and shall have the right, at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final, matured or unmatured, in whatever currency) at any time held by, and any other obligations (in whatever currency) at any time owing by, Bank or any branch or agency thereof or such affiliate to or for the credit or the account of Supplier against any and all obligations of Supplier to Bank now or hereafter existing under or in connection with this Agreement, even if such obligations of Supplier may be contingent or unmatured. Bank agrees to notify Supplier promptly after any such set-off and application; provided, however, that failure to give such notice shall not affect the validity of such set-off and application.

(f)
Overdue Amounts. Amounts due from Supplier hereunder but not paid when due shall accrue interest from the due date therefor until such amounts are paid at a rate equal to LIBOR plus the spread referenced in clause (ii) of Section 1(e) hereof as agreed between Supplier and Bank from time to time plus 2% per annum.

5.
Representations and Warranties. Supplier hereby represents and warrants to Bank as follows, for each Receivable, on the date hereof and, with the exception of Section 5(b) below which representation and warranty is made solely as of the execution date of this Agreement, as of the date of the offer to Purchase any Receivable and the Purchase Date of any Receivable:

(a)
The correct legal name of Supplier, as it appears in Supplier’s organizational and/or constitutional documents, and the organizational identification number of Supplier issued by the jurisdiction of organization (if any) are either as set forth on Schedule 1 hereto or as has been subsequently notified to Bank in writing in accordance with Section 6(a) hereof. Supplier is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization listed on Schedule 1 hereto and is duly qualified and in good standing in all jurisdictions where the nature of the business transacted by it or property owned by it makes such qualification necessary.

(b)
Except as set forth on Schedule 1 hereto, Supplier has not changed either (i) its legal name or (ii) its business structure in any way within the past five years, including, in each case, through: (1) mergers or amalgamations, (2) consolidations, (3) acquisitions or (4) any change in jurisdiction of organization. Supplier does not conduct business under any trade name or other name other than those set forth on Schedule 1 hereto.

(c)	The chief executive or registered office and the location of Supplier’s books and records are as set forth on Schedule 1 hereto.

(d)
The execution, delivery and performance of this Agreement by Supplier have been duly authorized by all necessary corporate or other action required by Supplier, and Supplier has duly executed and delivered this Agreement. This Agreement constitutes its legal, valid and binding obligation, enforceable against Supplier in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally.

(e)	With respect to each Proposed Receivable:

(i)
Supplier holds 100% of the legal and beneficial right, title and interest in and to such Proposed Receivable and the amounts owing thereunder, unencumbered and free of any Adverse Claim, other than any Adverse Claim disclosed by Supplier in writing to Bank that will be discharged and released before or at the time of the Purchase of such Proposed Receivable by Bank hereunder.

(ii)
Such Proposed Receivable has a minimum remaining tenor of at least 5 calendar days. Supplier has originated the Proposed Receivable in the ordinary course of its business, and such Proposed Receivable (1) was created in connection with a recent, bona fide Sale of Goods by Supplier to a Buyer, and with respect to which the specifications, quantity, quality, packing, shipping, insurance, performance and all other related terms of such Sale of Goods materially conform with all requirements of the underlying contract, and (2) is genuine, valid and enforceable in accordance with its terms.

(iii)
The Receivables Purchase Request pursuant to which Supplier offers or is deemed to offer Bank to Purchase such Proposed Receivable has been and continues to be duly authorized by Supplier and is valid and binding on Supplier and, if and when accepted by Bank in accordance herewith, will give rise to a legal, valid and binding contract for the sale, transfer, assignment and conveyance of such Proposed Receivable to Bank, enforceable against Supplier in accordance with its terms.

(iv)
Each of the execution, delivery and performance of this Agreement by Supplier, the offer by Supplier to sell any Proposed Receivable pursuant hereto, the sale of any Proposed Receivable by Supplier and the Purchase by Bank of any Proposed Receivable offered for sale by Supplier pursuant hereto and to a Receivables Purchase Request does not, and will not, contravene, violate or conflict with (1) any Applicable Law, (2) any agreement or instrument to which Supplier is a party or by which it or its properties are bound (including, without limitation, the ETS System Documents), (3) any of Supplier’s organizational or constitutional documents or (4) any court or administrative or arbitral order, judgment or decree applicable to Supplier or its assets.

(v)
All information entered in the ETS System that is purported to be entered by Supplier with respect to such Proposed Receivable is accurate and complete, and has been entered into the ETS System in accordance with the ETS System Documents, or, where the ETS System is not used, all information submitted to Bank by Supplier with respect to such Proposed Receivable, in a form agreed upon by Bank and Supplier, is accurate and complete.

(vi)
Such Proposed Receivable has been earned by performance and is due on the Maturity Date specified on the Invoice therefor and as further set forth in the ETS System or otherwise. Supplier is not aware of any defense to payment by the Buyer obligated on such Proposed Receivable or of any claim that payment is not required in full on the Maturity Date thereof.

(vii)
Upon the Purchase of such Proposed Receivable pursuant hereto, such Proposed Receivable will have been validly assigned and sold to Bank, and Supplier will have sold to Bank good and marketable title to, and Bank will be the sole legal and beneficial owner of, such Proposed Receivable, free and clear of any Adverse Claim.

(viii)
Each entry in the ETS System or physical submission of a Manual Invoice on behalf of Supplier has been duly authorized by Supplier and each entry by Supplier on the ETS System or physical submission, as the case may be, purporting to be by Supplier is duly authorized by and is binding on Supplier.

(ix)	The Goods relating to such Proposed Receivable sold by Supplier to the Buyer that purchased such Goods do not include arms, weapons, weapon components or military equipment.

(x)
No sales, use, excise, utility, gross receipts, value added or other similar tax is imposed by any governmental authority (federal, provincial, state, local or foreign) on the Sale of Goods relating to such Proposed Receivable by Supplier to the Buyer of such Sale of Goods.

(f)
Supplier has obtained all licenses and other government authorization or approvals whatsoever of any jurisdiction that are required for the underlying transaction (including in relation to the sale, shipment and delivery of the Goods relating to such Receivable to Buyer) and, without limiting the foregoing, the transaction does not violate any Applicable Law.

(g)
Supplier is in compliance with all covenants and other agreements contained in this Agreement. No Contract Default or event that, with the giving of notice or the passage of time or both, would be a Contract Default has occurred and is continuing.

(h)
All information that has been or is being furnished by or on behalf of Supplier to Bank was and is true and correct in all material respects and was and is not incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect in light of the circumstances under which such information was provided.

The foregoing representations and warranties will survive Bank’s purchase of any Receivable.

6.	Covenants. Supplier covenants and agrees that until each Purchased Receivable has been paid in full, it will:

(a)	not change its name, form of organization or jurisdiction of organization unless Supplier has notified Bank at least 30 calendar days prior to such change;

(b)
notify Bank with respect to any of the following events that involve or affect any Purchased Receivable in writing and in reasonable detail promptly upon (and in any event within 10 Business Days following) Supplier’s learning of:

(i)	any change in the name or jurisdiction of organization of any Buyer; and/or

(ii)	the occurrence of any Contract Default or condition or event which, with the passage of time or giving of notice or both, would constitute a Contract Default;

(c)	permit Bank reasonable access to Supplier’s books and records as they relate to any Purchased Receivable;

(d)	not account for any Purchase of Purchased Receivables by Bank as other than a sale by Supplier to Bank of such Purchased Receivable;

(e)	timely perform its obligations under any underlying documentation related to a Purchased Receivable;

(f)
without the prior written consent of Bank, not have the power or authority to, and not cancel, terminate, amend, supplement, waive or otherwise modify, or agree to any of the foregoing with respect to, any Purchased Receivable or any underlying documentation related thereto except to the extent that such underlying documentation relates in part to the rendering of services not included in a Posted Invoice for a Purchased Receivable;

(g)
comply with all Applicable Laws, except for any such noncompliance that, individually or in the aggregate, could not reasonably be expected to adversely affect any Purchased Receivable or the rights and interests of Bank therein;

(h)
except for the sale of Purchased Receivables to Bank hereunder, not (i) sell or assign or otherwise dispose of any Purchased Receivable or (ii) create any Adverse Claim or suffer to exist any Adverse Claim arising as a result of its action or inaction upon or with respect to any Purchased Receivable, it being understood and agreed in the case of clauses (i) and (ii) of this paragraph that Supplier is not intending thereby to have or retain any right, title or interest in or to any such Purchased Receivable;

(i)
if at any time Supplier receives any payment with respect to any Purchased Receivable or in respect of the Goods related to such Purchased Receivable from the Buyer obligated on such Purchased Receivable, Supplier will receive such payment in trust for the benefit of Bank, segregate such payment from its other funds, and remit and deliver such payment to Bank, in the same form as so received with all necessary endorsements, without any deduction or withholding for taxes, levies, duties or other similar charges, as soon as practicable, but in no event later than 2 Business Days after receipt thereof by Supplier;

(j)
disclose to Bank the existence of any Adverse Claims (other than those in favor of Bank) on any such Purchased Receivables and will remove and obtain releases of, or assist Bank in the removal or obtaining releases of, such Adverse Claims to the Bank’s satisfaction, prior to Supplier making any Receivables Purchase Requests under this Agreement;

(k)
from time to time execute and deliver such further documents and take such other actions as Bank may reasonably request in order to fully effect the purposes of this Agreement and to perfect or protect Bank’s interest in the Purchased Receivables;

(l)
consult and cooperate with Bank in every reasonable request by Bank for the purposes of presenting any claim and collecting any amounts that may be recoverable from any Buyer under any Purchased Receivable, provided that the enforcement expenses shall be for the account of Bank; and

(m)
for any Purchased Receivable, it will promptly provide to Bank copies of the supporting documents for the Sale of Goods relating to such Purchased Receivable (such as purchase orders, sales contracts and transport documents) as may be reasonably requested by Bank.

7.
Termination. This Agreement may be terminated by either party upon the prior written notice given by such party at least 30 calendar days prior to the effective termination date specified in such notice. Such termination shall not affect or impair any rights, obligations or liabilities accruing under this Agreement prior to such effective termination date. Upon the termination or expiration of this Agreement, Section 4 hereof shall continue and survive in full force and effect.

8.	Waivers, Amendments and Remedies.

(a)
No delay or omission of Bank to exercise any right under this Agreement shall impair such right or be construed to be a waiver of any rights of Bank or an acquiescence therein, and any single or partial exercise of any such right shall not preclude any other or further exercise thereof or the exercise of any other right, and no waiver shall be valid unless in writing signed by Bank, and then only to the extent specifically set forth in such writing.

(b)	This Agreement may be modified or amended only by an instrument in writing signed by both Supplier and Bank.

(c)
The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.
Benefit of Agreement; Assignments. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Supplier and Bank and their respective successors and assigns, except that Supplier shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of Bank. Bank shall have the right without notice to or consent of Supplier to sell, assign, transfer, subdivide, negotiate or grant participations in all or any part of the interests of Bank in the Purchased Receivables and this Agreement on such terms as Bank determines.

10.	Choice of Law; Submission to Jurisdiction; Service of Process.

(a)	This Agreement shall be governed by and construed in accordance with the law of the State of New York (U.S.).

(b)
Subject to Section 10(b)(i) hereof, the United States Federal and State courts sitting in the City of New York, Borough of Manhattan have exclusive jurisdiction to settle any actions, claims, or disputes arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute"). The parties hereto agree that the courts referred to in the immediately preceding sentence are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(i)
This Section 10(b) is for the benefit of Bank only. As a result, Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, Bank may take concurrent proceedings in any number of jurisdictions.

(c)
To the fullest extent permitted by applicable law, Supplier hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to it at its address set forth in this Agreement and service so made shall be deemed completed 5 calendar days after the same shall have been so posted. If Supplier is located outside the choice of law jurisdiction, if requested by Bank, it must appoint an agent for service of process in the applicable jurisdiction, and it irrevocably agrees that any writ, summons, order, judgment or other document relating to or in conjunction with any proceeding, suit or action may be served on it in the applicable jurisdiction. Supplier agrees that failure by an agent for service of process to notify Supplier of the process will not invalidate the proceedings concerned. If the process agent appointed is unable for any reason to act as agent for service of process, Supplier shall promptly (and in any event within 5 calendar days of such event taking place) appoint another agent on terms acceptable to Bank. If Supplier fails to appoint an agent as provided in this Section 10(c), Bank may appoint an agent on Supplier’s behalf.

11.
Entire Agreement. This Agreement constitutes the complete and entire agreement and understanding between Supplier and Bank with respect to its subject matter and supersedes all prior writings or understandings. Each of the parties hereto acknowledges that it has been advised by counsel in connection with the execution of this Agreement and that it is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

12.
Notices. Except as otherwise specified in this Agreement, any notice required or permitted to be given under this Agreement may be delivered in person, by overnight courier service, mail or secure email or electronically using the ETS System, if applicable, addressed to Bank and Supplier, as applicable, as set forth below.

Parexel International, LLC 900 Chelmsford St Unit 310 Lowell, MA 01851-8310 United States	Bank of America (processing location) Bank of America, N.A. 1 Fleet Way Scranton, PA 18507 United States
Subject to Section 13 hereof with respect to electronic communications, all notices shall be effective upon receipt. Supplier and Bank may each change its address for notice purposes by a notice to the other party given in the manner provided herein.

13.
Electronic Communications. Bank is authorized, but not obliged, to rely upon and act in accordance with any communication received by Bank through (i) secure email, or (ii) the ETS System purporting to be a communication given on Supplier’s behalf by an Authorized Officer or Authorized Officers without inquiry on Bank’s part as to the source of the communication or the identity of the person making or purporting to make such communication and regardless of the circumstances prevailing at the time of such communication. “Authorized Officer” means in relation to any matter the person or persons who, according to a document lodged with Bank, are authorized to act on behalf of Supplier in relation to that matter or any other person(s) that Bank reasonably believes is acting on behalf of Supplier in relation to that matter. Bank shall be entitled to treat each such communication as fully authorized by and binding upon Supplier, and Bank shall be entitled (but not bound) to take such steps in connection with or in reliance upon each such communication from an Authorized Officer as it may in good faith consider appropriate, whether such communication contains inaccurate or erroneous information, is unauthorized or fraudulent, includes instructions to pay money or otherwise debit or credit any account, relates to the disposition of any money, securities or documents, or purports to bind Supplier to any agreement or other arrangement with Bank or with any other person or persons or to commit Supplier to any other type of transaction or arrangement whatsoever.

With respect to any electronic communication to be made between Bank and Supplier under or in connection with this Agreement, Bank and Supplier:

(a)	agree that electronic communication is an accepted form of communication;

(b)	will notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	will notify each other of any change to their electronic mail address or any other such information supplied by them.
Any electronic communication made between Bank and Supplier will be effective only when actually received and viewed in readable form and in the case of any electronic communication made by Supplier to Bank only if it is addressed in such a manner as Bank shall specify for this purpose.

14.
Conducting Business Through Electronic Means. The parties consent to the communication and delivery of Receivables Purchase Requests, acceptances, notices and other communications and the creation of binding contracts and Purchases through the ETS System or any other electronic means, even though such actions are by electronic means rather than in writing on paper. The parties agree that such actions shall be valid and binding obligations of the parties, as if such actions had been taken in writing on paper. The parties acknowledge and agree that any communications from a party using such party’s identifications and passwords shall be binding on such party. Each party hereby waives any claim or defense that the offers, acceptances, contracts and other communications are not binding or enforceable or do not have their intended effect as a result of their being communicated electronically rather than in writing.

15.
Confidentiality. Each party agrees to maintain the confidentiality of this Agreement, the transactions contemplated hereby and all confidential, proprietary or non-public information provided to it (the “Receiving Party”) by the other party (the “Disclosing Party”) in connection with this Agreement and the transactions contemplated hereby; provided that:

(a) the foregoing does not apply to information that (i) was, is or becomes generally available to the public through no violation of this Agreement by the Receiving Party, (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party pursuant to this Agreement, (iii) becomes available to the Receiving Party on a non-confidential basis from a third party not known by the Receiving Party to be subject to a duty of confidentiality to the Disclosing Party, or (iv) is independently developed by or on behalf of the Receiving Party;
(b) each party may disclose any portion of such information (i) to its affiliates and its and its affiliates’ respective employees, officers, directors, representatives, agents and advisors with a need to know such information in connection with this Agreement and the transactions contemplated hereby or the development or management of the relationship between the Disclosing Party and the Receiving Party and their respective affiliates and who are subject to obligations to keep such information confidential, (ii) in accordance with its customary regulatory compliance procedures, (iii) if requested or required to do so by any regulatory authority purporting to have jurisdiction over the Receiving Party or any of its affiliates, (iv) if required to do so pursuant to (A) any laws or regulations governing the Receiving Party or any of its affiliates, (B) oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or any order or demand in connection with any civil or criminal judicial, administrative or congressional proceeding or similar process, or (C) other applicable law or regulation, or (v) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting or exercising any of its claims, rights or remedies;
(c) Supplier may disclose such information to any of its lenders, provided that any such lender agrees to be bound by confidentiality provisions substantially similar to those contained in this Section 15;
(d) Bank shall use the same standard of care to satisfy its confidentiality obligations to Supplier under this Agreement as the Bank uses with respect to safeguarding its own confidential information; and

(e)
Bank may disclose such information to (i) any prospective or actual participant or assignee of Bank in connection with the purchase of any Receivable and interests in Bank’s right, title and interest in this Agreement and (ii) any subcontractor or service provider providing services to Bank in connection with this Agreement and the transactions contemplated hereby, provided that in the case of (i), (ii) and the third parties referenced in Section 15(b) above, such person or entity is under internal confidentiality and information security obligations at least as protective and restrictive as the provisions of this Agreement (with the proviso that such person or entity may disclose such information for any of the reasons set forth in Section 15(b).

Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment or tax structure.

Supplier acknowledges that Bank and its affiliates may be providing financing or other services to parties whose interests may conflict with the interests of Supplier and its affiliates. Bank agrees that it will not furnish confidential information obtained from Supplier to any of Bank’s other customers, and Bank advises Supplier that Bank will not make available to Supplier confidential information that it has obtained or may obtain from any other customer.
Notwithstanding anything herein to the contrary, this provision shall continue and survive in full force and effect for 1 year after the termination or expiration of this Agreement.

16.
Consequential Damages. In no event will Bank be liable for any indirect, consequential or punitive loss, damage, cost or expense of any nature (even if advised of the possibility of such loss, damage, cost or expense), including, without limitation, any economic loss or damage, expense and loss of business, profits or revenue, goodwill and anticipated savings, loss of or corruption to any Buyer’s data, loss of operation time or loss of contracts.

17.
Severability. Each of the provisions of this Agreement is severable and distinct from the other provisions and if one or more of such provisions is or becomes illegal, invalid or unenforceable, the remaining provisions shall not be affected in any way.

18.
Counterparts. This Agreement may be signed in counterparts, all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

19.
Language. If this Agreement is executed in English and another language, this Agreement in the English language shall prevail in the case of any inconsistency between those executed versions, unless otherwise required by applicable law or regulations.

20.	Certain Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:
“Adverse Claim“ means any lien, security interest, hypothec, set-off, netting, abatement, liability, reduction, charge, claim, defense or counterclaim of any kind or nature whatsoever, including, without limitation, any claim by the Buyer obligated on any Proposed Receivable that it is entitled to any credit against the unpaid balance of such Proposed Receivable.
“Applicable Law” means all existing and future laws, rules, regulations, statutes, treaties, codes, ordinances, Permits, certificates, orders and licenses of and interpretations by, any governmental authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including, without limitation, those pertaining to currency exchange controls, to health, safety or the environment, to anti-trust, to privacy issues, to Article 9 of the UCC or applicable personal property security legislation, and to any applicable anti-boycott, anti-terrorism (including the United States Patriot Act and its implementing regulations), anti-drug trafficking, anti-money laundering, and any export denial or economic sanctions law, regulation or other measure (including the foreign asset control regulations of the United States)), to the extent that the foregoing are applicable to either or both of the parties hereto and/or their respective properties, the Receivables, this Agreement or the transactions pursuant hereto or contemplated hereby. Applicable Laws vary depending on the transaction and may include United Nations, United States and non-United States laws, regulations and other measures.
“Automatic Discount Option” means, with respect to the Receivables offered for sale to Bank under Section 1(a) of this Agreement, the option selected by Supplier instructing Bank to calculate the Purchase Price of such Receivables to be purchased by Bank using the Purchase Price.
“Business Day” means each day on which the bank or bank office providing or facilitating the service is open for business related to that service, and

a)
in relation to any date for payment or purchase of a currency (other than Euro), a day (other than a Saturday or Sunday) on which banks are open for general business in the principal financial center of the country that issues such currency; or

b)	in relation to any date for payment or purchase of Euro, any day on which TARGET2 is open for the settlement of payments in Euro.
“Contract Default” means any breach or default that affects the amount or timing of receipt of any Receivable or any other right or obligation of any Buyer or Supplier in respect of any Receivable.
“Credit Memo” means, as to any Receivable, any Adverse Claims, reserves, deductions, price adjustments, quantity adjustments, unit of measure adjustments, invoice corrections, or other such credits as may be considered necessary to properly reflect the actual obligations due to Supplier by a Buyer that such Buyer may make to such Receivable prior to the Bank’s acceptance of the Supplier’s offer to sell such Receivable.
“Insolvency Event” means, with respect to any Person, any of the following: (a) any case or proceeding with respect to such Person under any bankruptcy, winding-up, liquidation, insolvency, reorganization or other law affecting creditors' rights generally or any other or similar proceedings, (b) any proceeding seeking the appointment of any trustee, receiver, administrator, manager, liquidator (whether provisional or not), custodian or other insolvency official with similar powers with respect to such Person or any of its assets, (c) any assignment for the benefit of creditors, (d) such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally (and, in the case of a Buyer, the failure of such Buyer to pay any Receivable solely as a result of its financial inability to pay), or (e) such Person shall take any action to authorize any of the actions set forth in this definition.
“Interest Period” means, with respect to any Purchased Receivable, an interest period equal to the period commencing on the Purchase Date of such Purchased Receivable and ending on the Maturity Date thereof. If the Interest Period, as determined above, is for a tenor that is not published by Reuters or other reporting service set out in the definition of “LIBOR” (or such other commercially available source providing quotations of LIBOR as may be designated by the Bank from time to time) then Bank shall calculate the rate for such period, by straight-line monthly interpolation, between the available published quotations of LIBOR for the next shorter available tenor and the next longer available tenor. LIBOR Interest Period calculations shall be calculated on the basis of a 360-day year and actual days elapsed (except where market practice differs) or, in the case of purchases denominated in non-LIBOR Quoted Currencies as to which market practice differs from the foregoing, in accordance with such market practice.
“Invoice” means the invoice, accepted purchase order or other payment instructions generated by either Supplier or a Buyer for the Sale of Goods provided by Supplier to such Buyer, which invoice specifies a description of the Goods sold or services rendered, and which invoice further specifies the total amount due to be paid thereunder and the Maturity Date on which such amount is due to be paid. A Posted Invoice and a Manual Invoice shall each be an Invoice and collectively shall be Invoices.
“LIBOR” means, for any Interest Period, with respect to one or more Purchased Receivables:
(a) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate, or a comparable or successor rate that is approved by Bank, as currently published on the Reuters screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time) (“LIBOR Rate”) at or about 11:00 a.m., London time, on the Rate Determination Date for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b) denominated in a non-LIBOR Quoted Currency, if applicable, the rate per annum determined in accordance with Annex 3 hereto with respect to the applicable currencies listed in Annex 3 hereto or otherwise with market practice as reasonably determined by Bank;

(x)
provided that, if the LIBOR Rate or any other reference rate mentioned in paragraph (a) or (b) of this definition shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(y)
provided further that, if in connection with any Purchased Receivable, (i) Bank determines that (A) deposits in any such currency are not being offered to banks in the applicable interbank market for such currency for the applicable amount and Interest Period of such Purchased Receivable or (B) adequate and reasonable means do not exist for determining the LIBOR Rate or any other relevant reference rate for any requested Interest Period with respect to such Purchased Receivable, or (ii) Bank determines that for any reason LIBOR Rate or any other relevant reference rate for any requested Interest Period with respect to such Purchased Receivable does not adequately and fairly reflect the cost to Bank, Bank will promptly so notify Supplier and Bank and Supplier may mutually agree on an alternative interest rate.

“LIBOR Quoted Currency” means U.S. Dollars, Euro (lawful currency of any member state of the European Union that adopts or has adopted the Euro as its lawful currency), Sterling (lawful currency of the United Kingdom), Yen (lawful currency of Japan) and Swiss Franc (lawful currency of Switzerland), in each case as long as there is a published LIBOR Rate with respect thereto.
“Maturity Date” means, for each Invoice (and the Receivable relating thereto), the date on which the face amount of such Invoice is due and payable as specified on such Invoice and, if applicable, in the ETS System.
“Notice of Assignment” means a notice in a form determined by Bank provided to a Buyer that a Receivable has been sold by Supplier to Bank.
“Payment Services Agreement” means the Buyer Payment Services Agreement between Buyer(s) and Bank, as amended, supplemented or otherwise modified from time to time in accordance with its terms.
“Permits” means any authorization, consent, approval, license, ruling, permit (including any export or import permit), tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any governmental authority.
“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
“Posted Receivable” means a Receivable owing from a Buyer to Supplier represented or evidenced by a Posted Invoice.
“Purchase Date” has the meaning given to it in paragraph (i) of Section 1(e) hereof.
“Purchased Receivable” means a Proposed Receivable that has been Purchased pursuant to this Agreement, including all obligations to pay associated with the Sale of Goods relating to such Proposed Receivable, including the right to receive all taxes, shipping, interest, penalties, and other charges attributable to such Proposed Receivable, free of any Adverse Claim, and also including all proceeds thereof.
“Rate Determination Date” means, with respect to any Interest Period, 2 Business Days prior to the commencement of such Interest Period; provided, however, to the extent Bank agrees, in its sole and absolute discretion, to forego the notice provisions set forth herein to permit same day funding or funding within one Business Day of acceptance by Bank of Supplier’s request, the Rate Determination Date shall be the date Bank accepts such Supplier’s request.
“Repurchase Event” means, for any Purchased Receivable and the Buyer obligated on such Purchase Receivable (a) any representation or warranty of Supplier in this Agreement with respect to such Purchased Receivable or the underlying transaction between Supplier and such Buyer related to such Purchased Receivable was untrue, incorrect or inaccurate when made; (b) Supplier fails to comply with any of its covenants or obligations with respect to such Purchased Receivable; (c) the amount of such Purchased Receivable (in whole or in part) is reduced, delayed or otherwise adjusted on account of any defective, damaged, rejected, returned, repossessed or foreclosed Goods, any discount or allowance, any incorrect billings or other adjustments or setoffs in respect of any claims by such Buyer or any shipping charge, tax, duty or other fee or payment of any kind; or (d) the amount of such Purchased Receivable is otherwise less than the amount reported by Supplier to Bank, other than as a result of (i) the receipt of payments on such Purchased Receivable or (ii) such Purchased Receivable being written off solely as a result of an Insolvency Event with respect to such Buyer or any other reduction of the amount of the Purchased Receivable solely as a result of an Insolvency Event; provided that if a Buyer shall claim that it is not making payment in respect of all or any portion of a Purchased Receivable as a result of any of the matters set forth above, it shall constitute a Repurchase Event notwithstanding that such Buyer is also subject to an Insolvency Event.
“Repurchase Price” means, with respect to any Purchased Receivable, an amount equal to (i) the aggregate unpaid balance of such Purchased Receivable less any applicable Reserve plus (ii) (if the Repurchase Price is paid after the Maturity Date) the additional charge calculated at the rate of LIBOR plus the spread as provided for in paragraph (ii) of Section 1(e) hereof on the amount in (i) above from the Maturity Date up to but excluding the date when Supplier pays the Repurchase Price in full.
“Reserves(s)” means a percentage of the amount of any Receivables that Bank notifies the Supplier, in its sole discretion, from time to time through either (i) secure email or (ii) electronic transmission using the ETS System that Bank will not purchase or advance against.
“Selective Discount Option” means, with respect to the Receivables offered for sale to Bank under Section 1(b) of this Agreement, the option selected by Supplier instructing Bank to calculate the Purchase Price of such Receivables to be purchased by Bank using the Purchase Price.
“Supplier Account” means a designated bank account established and maintained by Supplier in its own name, as specified by delivery by Supplier to Bank of a notification of Standing Settlement Instructions in the form of Exhibit A hereto.
"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“UCC” means the United States Uniform Commercial Code in effect in any applicable jurisdiction from time to time.
IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its duly authorized officer(s) or representative(s) as of the date first written above.

[For Supplier without common seal]

Parexel International, LLC
(“Supplier”)

By:	/s/ Peter Rietman

Name:	Peter Rietman
Title:	Authorized Signatory

BANK OF AMERICA, N.A.,

By:	/s/ Luwam Haile

Name:	Luwam Haile
Title:	Vice President

Date received original Agreement for safekeeping

Bank of America Unit

Authorized Signature
Name and Title
Luwam Haile
Vice President

00-35-4492NSBW 02-23-2016 ST
Supplier Receivables Purchase Agreement – Global     Page 1 of 1
(Australia, Brazil, Canada, England, Hong Kong, Mexico, Netherlands, PRC, Switzerland, Taiwan, Thailand and United States)
Parexel
12/13/16

Bank of America - Confidential     © 2015 Bank of America Corporation
ActiveUS 159720793v.2